Free Writing Prospectus

Dated October 26, 2022

Filed Pursuant to Rule 433(d)

Registration No. 333-260819

Registration No. 333-260819-04

**PRICED/DETAILS** $1.383+bn offered CARMX 2022-4

Joint Leads: Barclays, Mizuho, RBC, WF

Co-Managers: CIBC, Scotia, TD, Truist

-ANTICIPATED CAPITAL STRUCTURE-

CLS	SIZE(mm)	OFFERED	WAL*	S&P/Fitch	PWIN	E.FNL	L.FNL	BENCH	SPRD	YLD%	COUPON	Price
A-1	245.510	243.300	0.25	A-1+/F1+	1-7	5/23	11/23	I-CRV	+45	4.466%	4.466	100.0000
A-2A	275.000	272.525	1.11	AAA/AAA	7-22	8/24	12/25	I-CRV	+90	5.408%	5.34	99.99164
A-2B	205.700	203.848	1.11	AAA/AAA	7-22	8/24	12/25	SOFR30A	+90			100.0000
A-3	456.420	452.312	2.54	AAA/AAA	22-42	4/26	8/27	I-CRV	+100	5.410%	5.34	99.97655
A-4	96.430	95.562	3.69	AAA/AAA	42-48	10/26	7/28	I-CRV	+145	5.774%	5.70	99.98122
B	36.350	36.022	4.02	AA/AA	48-49	11/26	7/28	I-CRV	+180	6.090%	6.01	99.98555
C	33.500	33.198	4.04	A/A	49-49	11/26	7/28	I-CRV	+230	6.587%	6.49	99.97063
D	46.850	46.428	4.04	BBB/BBB	49-49	11/26	4/29	I-CRV	+410	8.387%	8.08	99.43814

*	Pricing Speed: 1.3 ABS to 10% Clean-Up Call
**	The issuer is retaining a small vertical slice for risk retention purposes

-TRANSACTION DETAILS-

Offered Size : Upsized to $1.383+bn

Registration : SEC REG

ERISA Eligible : Yes

RR Compliance: US – Yes, EU - No

Expected Ratings : S&P / Fitch

Bloomberg Ticker : CARMX 2022-4

Pricing Time: 10/26/2022 - TOE: 1:45PM

Settle : 10/31/2022

First Pay : 11/15/2022

-MARKETING MATERIALS-

Preliminary Prospectus & CDI File: Attached

IntexNet: Dealname: bcgcarmx_22-4_red | Password: X3XY

DealRoadshow : https://dealroadshow.com| Password: CARMX224

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.